As filed with the Securities and Exchange Commission on April 21, 2014

Registration Statement No. 333-148398

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

BONDS.COM GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	6211	38-3649127
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

1500 Broadway, 31st Floor

New York, New York 10036

(212) 257-4062

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John Ryan

1500 Broadway, 31st Floor

New York, New York 10036

(212) 257-4062

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mr. David S. Felman, Esq.

Hill, Ward & Henderson, P.A.

101 East Kennedy Boulevard

Tampa, FL 33602

(813) 221-3900

Approximate date of commencement of proposed sale to public: Not applicable

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

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Deregistration of Securities

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the Registration Statement No. 333-148398 on Form S-1, as amended (as previously amended, the “Registration Statement”) of Bonds.com Group, Inc., a Delaware corporation (the “Company”), initially filed with the Securities and Exchange Commission (“SEC”) on December 28, 2007 on Form SB-2 and declared effective on July 3, 2008, pursuant to which the Company registered for resale 42,423 shares (the “Shares”) of its common stock, par value $0.0001 per share (the “Common Stock”). On April 25, 2013, the Company implemented a 1-for-400 reverse split of the Common Stock. All historic share-based information presented in this Post-Effective Amendment has been retroactively adjusted to reflect the reverse stock split.

This Post-Effective Amendment is being filed to deregister unsold Shares.

Pursuant to the terms of the Agreement and Plan of Merger, dated as of March 5, 2014 (the “Merger Agreement”), among the Company, MTS Markets International, Inc. (“MTS”), and MMI Newco Inc., a direct, wholly-owned subsidiary of MTS (“Merger Sub”), Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of MTS (the “Merger”). In connection therewith, and subject to the terms of the Merger Agreement, at the effective time and as a result of the Merger each share of Common Stock issued and outstanding immediately prior to the effective time of the Merger, will be cancelled, and each option and warrant to purchase shares of Common Stock will no longer be exercisable for shares of Common Stock.

Accordingly, the Company is terminating all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, the Company hereby removes from registration all Shares registered but unsold under the Registration Statement, if any.

As no securities are being registered herein, the sole purpose of this filing being to terminate and deregister, the disclosure requirements for exhibits under Regulation S-K Item 601 are inapplicable to this filing.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 21, 2014.

BONDS.COM GROUP, INC.

Dated: April 21, 2014	By:	/s/ George O’Krepkie
	Name:	George O’Krepkie
	Title:	President and Interim Co-Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY: KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints George O’Krepkie and John M. Ryan, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ George O’Krepkie	President and Interim Co-Chief Executive Officer (Principal Executive Officer), Director	April 21, 2014
George O’Krepkie

/s/ John M. Ryan	Chief Financial Officer, Chief Administrative Officer, and Interim Co-Chief Executive Officer (Principal Financial Officer and Principal Accounting Officer)	April 21, 2014
John M. Ryan

/s/ John Simmons	Director	April 21, 2014
John Simmons

/s/ Philip Goodeve	Director	April 21, 2014
Philip Goodeve

/s/ Patricia Kemp	Director	April 10, 2014
Patricia Kemp

/s/ Michel Daher	Director	April 11, 2014
Michel Daher

/s/ Henri J. Chaoul, Ph.D.	Director	April 11, 2014
Henri J. Chaoul, Ph.D.

/s/ Mark Daher	Director	April 11, 2014
Mark Daher

/s/ Michael Gooch	Director	April 21, 2014
Michael Gooch

/s/ Michael Trica	Director	April 21, 2014
Michael Trica

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